                                                                  EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of CUC International Inc. on Form S-4 of our report dated June 24, 1996 relating to the consolidated balance sheet of Sierra On-Line, Inc. and subsidiaries for the year ended March 31, 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for the two years ended March 31, 1996 (not presented separately therein), and, to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche LLP

Seattle, Washington,
August 27, 1997